                                                                   EXHIBIT 10(u)

                              Engagement Agreement

This engagement agreement is made between Power Technology, Inc. (the Company) and Battery Consultation Services, represented by Dr. Basanta K. Mahato (Consultant).

Pursuant to Consultant's efforts to assist the Company in achieving its goals with regard to commercializing its proprietary technology for batteries using reticulated foam and for good consideration, the Company employs CONSULTANT on the following terms and conditions:

1. The Company hereby contracts with the CONSULTANT for certain technical assistance in the ongoing development of its batters prototypes being produced by BC Research; this agreement with CONSULTANT will begin in November 2001 and shall continue for a minimum of three months at which time the parties will determine the terms of a more formal agreement.

2. The Company shall pay CONSULTANT a monthly retainer of $4,000 USD, payable in the Company's stock at the offering price at the end of each month during the term of this agreement.

3. the Company agrees to issue80,000 shares of its common stock to the CONSULTANT for the purchase of an advanced battery paste formula owned by the CONSULTANT that can be integrated with the Company's patented technology.

4. Upon the successful commercialization of this jointly developed battery, the Company will issue $110,000 USD payable in shares at the closing offer price pursuant to rule 144-investment letter stock to CONSULTANT for his participation in the development of the combined technologies.

5. CONSULTANT will devote adequate time, attention and energies to the business of the Company during this engagement, CONSULTANT will not engage in any competing business activity, regardless of whether such activity is pursued for profit, gain or other pecuniary advantage, CONSULTANT is not prohibited from making personal investments in any other business provided those investments do not compete with the Company.

6. CONSULTANT agrees no to reveal any confidential information or trade secrets to any person, firm, corporation, or entity.

7. CONSULTANT may incur reasonable expenses for furthering the Company's business. The Company shall reimburse CONSULTANT for all business expenses pursuant to Company policy.

8. Without cause, the Company may terminate this contract anytime with one month written notice.

9. Any claim or controversy that arises out of or relates to this engagement agreement, or breach of the same, shall be settled by arbitration in accordance wit the rules of the American Arbitration Association.

10. This instrument is the only agreement and it may only be altered by written agreement of the parties.

Signed this 1st day of November, 2001.

s/ Lee Balak                                      s/ Basanta K. Mahato
----------------------------                      -----------------------------
Power Technology, Inc.                            Dr. Basanta K. Mahato
Lee Balak, President                              Battery Consultation Services